FORM OF

                             THE BEAR STEARNS FUNDS

                   DISTRIBUTION AND SHAREHOLDER SERVICING PLAN


         WHEREAS, The Bear Stearns Funds (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Trust is comprised of the series set forth on Schedule 1, as such schedule is revised from time to time (each, a "Portfolio") and the Portfolios are divided into such classes as from time to time may be set forth on such Schedule (each, a "Class"); and

         WHEREAS, the Trust desires to adopt this Plan pursuant to Rule 12b-1 under the Act, and the Trust's Board has determined that there is a reasonable likelihood that adoption of this Plan will benefit the Portfolios and their shareholders; and

         WHEREAS, the Trust employs Bear, Stearns & Co. Inc. (the "Distributor")
as  Distributor  of  the  Portfolios'   shares  (the  "Shares")  pursuant  to  a
Distribution Agreement dated February 22, 1995.

         NOW, THEREFORE, the Trust hereby adopts, and the Distributor hereby agrees to the terms of, this Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

         1.    (a)  Each  Portfolio or Class,  as the case may be, shall pay the
                    Distributor for distributing its Shares and for providing personal services to, and/or maintaining accounts of, its shareholders ("Servicing") a fee at the annual rate, based on its average daily net assets, set forth an Schedule 1.

               (b) The Distributor may pay one or more third parties a fee in respect of any Shares owned by investors with whom the third party has a Servicing relationship or for whom the third party is the dealer or holder of record. The Distributor shall determine the amounts to be paid to such third parties and the basis on which such payments will be made. Payments to a third party are subject to compliance by the third party with the terms of any related Plan agreement between the third party and the Distributor.

               (c) For the purposes of determining the fees payable under this Plan, the value of each Portfolio's or Class' net assets shall be computed in the manner specified in the Trust's charter documents as then in effect for the computation of the value of such Portfolio's, or Class' net assets.


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         2.         As respects  each  Portfolio  or Class,  as the case may be, this Plan shall not take affect until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the relevant Portfolio or Class.

         3. As respects each Portfolio or Class, as the case may be, this Plan shall not take effect until it, together with any related agreement, has been approved by vote of a majority of both (a) the Trust's Board and (b) those Trustees who are not "interested persons" of the Trust (as defined by the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related Agreements.

         4. As respects each Portfolio or Class, as the case may be, this Plan shall remain in effect until February 22, 1996 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

         5. The Distributor shall provide to the Trust's Board and the Board shall review, at least quarterly, a written report of amounts paid hereunder and the purposes for which they were made.

         6. As respects each Portfolio or Class, as the case may be, this Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees or by a vote of a majority of its outstanding voting securities.

         7. This Plan may not be amended to increase materially the amount of compensation payable pursuant to paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 2 hereof. No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

         8. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

         9. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

         10. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The name The Bear Stearns Funds is


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                    the  designation of the Trustees for the time being under an
                    Agreement and Declaration of Trust dated September 29, 1994, as amended from time to time, and all persons dealing with the Trust must look solely to the property of the Trust for enforcement of any claims against the Trust as neither the
                    Trustees,   officers,  agents  or  shareholders  assume  any
                    personal liability for obligations entered into on behalf of the Trust.

         IN WITNESS WHEREOF, the Trust, on behalf of the Portfolios and Classes, and the Distributor have executed this Plan as of the date set forth below.

February 22, 1995


                                        THE BEAR STEARNS FUNDS


                                        By:_________________________

                                        BEAR, STEARNS & CO. INC.

                                        By:_________________________



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                                   SCHEDULE 1

Name of Series                          Class A*                     Class C*
--------------                          --------                     --------

S&P STARS Portfolio                        .50%                      1.00%
Large Cap Value Portfolio                  .50%                      1.00%
Small Cap Value Portfolio                  .50%                      1.00%
Total Return Bond Portfolio                .35%                       .75%
The Insiders Select Fund                   .50%                      1.00%
Focus List Portfolio                       N/A                        N/A
High Yield Total Return Portfolio          N/A                        N/A
Balanced Portfolio                         N/A                        N/A
International Equity Portfolio             N/A                        N/A

------------------------

*  Annual Fee as a Percentage of Average Daily Net Assets.


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